Exhibit 10.1

DISTRIBUTORSHIP AGREEMENT

This Agreement is made and entered into this 1st day of March 2008, by and between SAMSUNG ELECTRONICS HONG KONG CO., LTD. a corporation duly organized and existing under the laws of the Hong Kong SAR with its place of business at Hong Kong 43/F-45/F, Two Int’l Finance Centre, 8 Finance Street, Central (hereinafter referred to as “SAMSUNG”) and ATLANTIC COMPONENTS LIMITED, a corporation duly organized and existing under the laws of HONG KONG with its principal place of business at B24-27, 1/F., BLOCK B, PROFICIENT INDUSTRIAL CENTRE, 6 WANG KWUN RD., KOWLOON BAY, KOWLOON (hereinafter referred to as “DISTRIBUTOR”)

WITNESSTH

WHEREAS:

1. SAMSUNG is a company specialized in marketing and sales of certain devices in the field of semiconductor integrated circuits and products; and

2. DISTRIBUTOR is a company specialized in the distribution of the semiconductor integrated circuits and products; and

3. SAMSUNG hereby grants DISTRIBUTOR certain distributorship for its Products in the Territory (as defined hereinafter) and DISTRIBUTOR accepts and performs such distributorship under the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and conditions hereunder set forth, it is agreed between the parties as follows:

Article 1. Definition

1.1.	“Agreement” shall mean this present document and all Exhibit(s) attached hereto and/or herein as to be attached after execution of this document under the mutual written consent of the Parties.

1.2.	“Confidential Information” shall mean all business, marketing and technical information a Party receives from the other Party in the course of performing this Agreement, and clearly and conspicuously marked as being “Confidential Information”. If disclosed orally, it will be reduced to writing thirty (30) days after such disclosure.

1.3.	“Products shall mean any product(s) expressly set forth in Appendix A.

1.4.	“Territory” shall mean any the place where DISTRIBUTOR retains the right to market and/or sell the

Products to the Customers within Hong Kong Special Administrative Region and Republic of China.

1.5.	“Customer” or “Customers” shall mean individual, partnership, firm, association, government or any other organization, within the Territory, which purchases Products, (i) other than for resale, or (ii) for use in products manufactured by such Customer.

1.6.	“SAMSUNG Trademarks” shall mean any trademarks, trade names, slogans, labels, logo and other identifying symbols whether registered or not in the REPUBLIC OF KOREA or Territory as are developed and used worldwide by SAMSUNG in connection with any Products to be sold by DISTRIBUTOR in the Territory pursuant to this Agreement.

1.7.	“Order” or “Orders” shall mean an order from DISTRIBUTOR or a Customer solicited by DISTRIBUTOR for a definite amount of Products at a specified price and a delivery schedule of less than one (1) year. The term “Order” shall not include letters of intent, memoranda of intent or understanding, volume purchase agreements, blanket purchase agreements, orders with a delivery schedule of greater than one (1) year, or similar documents.

Article 2. DISTRIBUTORSHIP

2.1	SAMSUNG appoints DISTRIBUTOR on a non-exclusive basis as its distributor to solicit the Orders and/or distribute the Products in the Territory and DISTRIBUTOR hereby accepts such appointment by SAMSUNG upon the terms and conditions hereinafter set forth.

2.2	SAMSUNG shall have the rights, at its sole discretion, to sell, transfer or otherwise dispose of the Products to any Customer other than DISTRIBUTOR in the Territory.

2.3	DISTRIBUTOR shall perform the distribution and sales of products only in the Territory set out in Appendix A.

2.4	DISTRIBUTOR may market and sell the products of other manufacturers and render service related to such products unless such activity shall not results in DISTRIBUTOR being unable to fulfill its obligations under this Agreement. However, DISTRIBUTOR shall not purchase and deals in from any other Korean manufacturers during the term of this Agreement.

2.5	DISTRIBUTOR shall meet the sales targets established and provided by SAMSUNG from time to time.

2.6	SAMSUNG reserves the right to make sales on its own behalf with any Customer in the Territory.

Article 3. Relationship of Parties

It is expressly agreed that the relationship hereby established is that of buyer and seller and/or solicitor and seller. In all its business transactions, DISTRIBUTOR at all times shall act for its own account and shall have no power or authority to assume, create or make any binding obligation or to make any representation, commitment, guaranty or warranty on behalf of SAMSUNG with respect to any products or otherwise, and shall be in no way legal representative of SAMSUNG for any purpose whatsoever.

Article 4. Individual Contract

4.1	Each individual contract under this Agreement shall be subject to this Agreement but such contract shall be concluded and carried out by SAMSUNG’s sales note or confirmation which shall set forth the term, conditions, rights and obligations of the parties hereto arising from or in relation to or in connection with such contract except those stipulated in this Agreement.

4.2	No orders for the Products placed by DISTRIBUTOR to SAMSUNG shall be binding unless and until accepted by SAMSUNG.

4.3	SAMSUNG shall use its best efforts to accept any reasonable orders for the Products placed by DISTRIBUTOR, except as

(i) the Products are not available enough to fill any order placed by DISTRIBUTOR or other Customers,

(ii) SAMSUNG discontinues the manufacture or sale of the Products ordered at the time the order is received.

Article 5. Compensation to DISTRIBUTOR

5.1	SAMSUNG’s sole competition for DISTRIBUTOR’s sales activities shall be commission payable by SAMSUNG pursuant to the terms and conditions of this Agreement. DISTRIBUTOR shall have no right to receive any other compensation from SAMSUNG for services rendered or any expenses incurred by DISTRIBUTOR except commissions hereunder, and DISTRIBUTOR shall have no right to get any other sales profit from Customer and SAMSUNG excluding commission payable by SAMSUNG.

5.2	SAMSUNG shall pay to DISTRIBUTOR commission in US$ currency. The compensation shall be paid on a pro-rata basis corresponding to the Customers’ payment to SAMSUNG. The compensation to DISTRIBUTOR shall be paid based upon the commission rate specified in Appendix C.

5.3	Taxes (To be stated) – In the event, Samsung shall not be liable for any local income or similar tax, tax arising out of the payment or wire transfer cost of any kind. DISTRIBUTOR agrees to pay, and to indemnify and hold Samsung harmless from such taxes levied hereunder.

5.4	The payee is as follows:
Attention: Atlantic Component Ltd.
Account number: 024-235-082161-201 (USD)
Bank name: Hang Seng Bank Ltd.
Bank Address: P18, Telford Gardens, Kowloon Bay, Kowloon, Hong Kong

Article 6. HOUSE ACCOUNTS

“HOUSE ACCOUNT” means an Customer which is the sole responsibilities of SAMSUNG’s direct sales force. SAMSUNG may classify any Customer as a “HOUSE ACCOUNT”. SAMSUNG may, at its sole discretion and upon written notice to DISTRIBUTOR, name additional “HOUSE ACCOUNTS” regardless whether DISTRIBUTOR was responsible for the origination of HOUSE ACCOUNT or the services performed by DISTRIBUTOR with respect to such HOUSE ACCOUNT. The list of all customers which SAMSUNG deems to be “HOUSE ACCOUNT” as of the effective date of this agreement is written on the Appendix B.

Article 7. Price

7.1	SAMSUNG will supply DISTRIBUTOR with the price list from time to time. All price lists are to be considered as guidelines, but DISTRIBUTOR shall sincerely observe the price lists.

7.2	DISTRIBUTOR shall not change the price list without the prior written consent of SAMSUNG. The change of such price list shall be made at SAMSUNG’s sole discretion.

7.3	The prices for orders received and acknowledged by SAMSUNG prior to a change in price and shipped after the effective date of such change shall be in accordance with the prices in effect at the time of the order.

Article 8. Payment

Payment term: O/A 30 days:
Unless otherwise agreed, Distributor shall t/t money into SAMSUNG’s designate bank account before or on the due date. If DISTRIBUTOR fails to do this, SAMSUNG shall have the option to hold the Products for DISTRIBUTOR’s account and risk, and/or canceling the remaining contract and claiming for damages caused by DISTRIBUTOR’s default.

Payments for the products shall be made in US$ Currency.

If customer cannot make the payment for sales invoices on time, SAMSUNG has the right to deduct the sales commission as per the deduction table in appendix D. But this is not meant that DISTRIBUTOR can change the payment term as DISTRIBUTOR likes without SAMSUNG approval.

Article 9. Credit Worthiness

SAMSUNG reserves the right, without prejudice to any other remedy of SAMSUNG, either to terminate this Agreement or to suspend further deliveries in the event DISTRIBUTOR fails to pay for any shipment when it becomes due. Should DISTRIBUTOR’s financial situation become unsatisfactory to SAMSUNG, cash payment or satisfactory security may be required by SAMSUNG for future deliveries and for Products already delivered.

Article 10. Promotion and Advertising

Neither Party shall use without prior written consent the other Party’s name or trademark as such and/or use the same in connection with any advertisement or sales literature and/or that this Agreement between Samsung and DISTRIBUTOR has been concluded. Either Party shall get the prior written approval from the other Party before any press and/or news release.

Article 11. Confidential Information

11.1.	Samsung and DISTRIBUTOR undertake that all Confidential Information will be used solely in connection with the Development and for no other purpose. Confidential Information may include the third party’s information and shall not include the information that (a) is or later becomes publicly available (through no fault of the receiving Party without breach of this Agreement); (b) is independently developed by the receiving Party; (c) the receiving Party lawfully obtains from any third party without restrictions on use or disclosure; or (d) is required to be disclosed pursuant to a court order, provided, however, that prior written notice shall be first given to the disclosing Party. Samsung and AAA further undertake not to disclose or allow disclosure Confidential Information to any third party and to make available Confidential Information to such of its personnel only as have a clear need-to-know.

11.2	For a period of five (5) years after each disclosure, Samsung and DISTRIBUTOR shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall the Parties use or exploit in any way without a written consent by the disclosing Party, any Confidential Information. The receiving Party shall use the same degree of care to avoid unauthorized disclosure or use of the Confidential Information as it uses in respect of its own information of like importance but in no case less than a reasonable degree of care. Samsung and DISTRIBUTOR will return all Confidential Information and any copies thereof, capable of being returned, immediately upon first written request due to termination or expiration of the Agreement or will destroy same as confirmed by validated notice in writing.

Article 12. Limitation of Liability

12.1	DISTRIBUTOR shall examine each Products shipped to DISTRIBUTOR for any damage, defects or shortage. All claims, including for the alleged damaged, defect, shortage, negligence or any other cause whatsoever, shall be deemed waived by DISTRIBUTOR unless such notice is made in writing to and received by SAMSUNG within sixty (60) days after DISTRIBUTOR’s receipt of the Products or within thirty (30) days after DISTRIBUTOR learns of the facts giving rise to the claim, whichever occurs first. DISTRIBUTOR’s exclusive remedy and SAMSUNG’s sole and exclusive liability shall be the repair or replacement of such Products or (at SAMSUNG’s sole option) the issuing of credit therefor.

12.2	In no event shall SAMSUNG be liable for any slow moving of Products whether it result from DISTRIBUTOR’s failing in forecast or any other reasons. Notwithstanding the foregoing, except Article (CONFIDENTIAL INFORMATION, WARRANTY AND INDEMNIFICATION), IN NO EVENT SHALL SAMSUNG BE LIABLE TO THE DISTRIBUTOR OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST OPPORTUNITIES, OR OTHER INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES. WHETHER DISTRIBUTOR’S CLAIM IS FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHERWISE.

Article 13. Trademark

13.1	SAMSUNG authorizes DISTRIBUTOR to use SAMSUNG Trademarks in the Territory during the term of this Agreement for the sole purpose of solicitation and distribution of the Products. DISTRIBUTOR accepts and agrees not to use SAMSUNG Trademarks for any other purpose and to use them only in such manner as to preserve at all times all rights of SAMSUNG. DISTRIBUTOR agrees that it will not alter or remove any SAMSUNG Trademarks on the Products sold under this

Agreement. DISTRIBUTOR shall not authorize third parties except its dealers to use SAMSUNG Trademarks any such attempted authorization shall be void.

13.2	In case DISTRIBUTOR have found that SAMSUNG’s Trademarks, patents, copyright or other industrial property rights are infringed upon by the third party(s), DISTRIBUTOR shall promptly inform SAMSUNG of such infringement which comes to its notice and assist SAMSUNG in taking steps necessary to protect SAMSUNG’s right effectively.

13.3	Whether in SAMSUNG’S country or in any other places, SAMSUNG shall not be responsible for any infringement with regards to patents, utility-models, trademarks, designs or copyrights of DISTRIBUTOR or any 3rd party. In case any dispute and/or claim arise in connection with the above right or rights, SAMSUNG shall reserve every and all rights to cancel, make this Agreement null and void at its discretion and hold itself free from any liability arising therefrom.

Article 14. Force Majeure

Neither SAMSUNG nor DISTRIBUTOR shall be responsible for any failure to company with the terms of this Agreement, or for any delay in performance of or failure to perform under any sales transaction between the parties contemplated in this Agreement during such period when such failure or delay is directly or indirectly caused by or in any manner arises or results from events of FORCE MAJEURE beyond the control of the party sought to be charged. These events shall include, but not be restricted to, fire, flood, earthquake, accident, civil disturbance, war, inability to secure necessary materials, parts or components, delay or failure in performance or any branch or agency thereof.

Article 15. Term

15.1	This Agreement is effective as of the 1st day of March 2008 and shall continue to expire on the 28th day of February 2009 (hereinafter “Agreement Period”) unless terminated earlier pursuant to this agreement.

15.2	After the “Agreement Period”, without written renewal notice from SAMSUNG to DISTRIBUTOR by the 28th day of February 2009, this Agreement shall be terminated automatically.

Article 16. Termination

16.1	Either party may forthwith terminate this Agreement by giving a written notice of termination to the other party;

a) if the other party becomes insolvent or a petition in bankruptcy, for corporate reorganization or for any similar relief is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or liquidation proceeding is commenced by or against the other party; or

b) if the whole or an important party of the business of the other party is transferred to a third party by agreement, other of court or otherwise; or

c) if the other party defaults in payment for the Products or otherwise breaches any of the provisions of this Agreement and does not make the payment or remedy the default within sixty (60) days after a written notice is given by requesting party to make the payment or remedy the default.

16.2	If DISTRIBUTOR is in breach of this Agreement, SAMSUNG may notify DISTRIBUTOR of such breach and of SAMSUNG’s intention to terminate this Agreement at the end of thirty (30) days from the date of notice. If such breach has not been corrected to SAMSUNG’s satisfaction within said thirty (30) days, this Agreement shall automatically, without prejudice to any other remedy of SAMSUNG, be terminated at the end of said (30) days without further notice to DISTRIBUTOR. Examples of breach including, but not limited to examples set forth below are as follows: in case that DISTRIBUTOR

a) sells the Products supplied by SAMSUNG to Customers out of the Territory without SAMSUNG’s prior written consent;

b) fails to observe the price list given by SAMSUNG or disturbing the market price;

c) notably fails to achieve the sales targets established and provided by SAMSUNG; or

d) fails to promote or does not intend to promote Products in accordance with the sales strategy provided by SAMSUNG from time to time.

e) fails to annually meet, or pass the level of standard established by SAMSUNG.

16.3	Upon expiration or termination of this Agreement, SAMSUNG may, at its option, cancel any or all unfilled orders, and SAMSUNG reserves the right to repurchase from DISTRIBUTOR any or all the Products unsold by DISTRIBUTOR at SAMSUNG’s sole discretion.

16.4	Expiration or termination of this Agreement shall not operate to discharge or relieve any party of any obligations vested pursuant to this Agreement prior to the effective date thereof, or modify the effectiveness of any obligations and provisions which are intended by the parties to survive the expiration or termination of this Agreement.

Article 17. Notice

Any notice made in connection with this Agreement or performance thereunder shall be sent to the addresses first above written, or such other addresses as the parties may notify each other from time to time, by a registered air mail. When the letter is dispatched as provided for above, the notice should be deemed to made when the letter arrives at the addressee.

Article 18. Arbitration

Any and all disputes arising from or in connection with this Agreement or a transaction conducted this Agreement shall be settled by mutual consultation between parties in good faith as promptly as possible. But in event of failure in an amicable settlement, it shall be settled by the arbitration in accordance with the laws of Hong Kong. The award of the arbitration shall be final and binding upon the parties.

Article 19. Governing Law

This Agreement shall be interpreted and construed in accordance with the Laws of Hong Kong.

Article 20. Assignment

Neither party shall assign, pledge or otherwise dispose of its right or delegate its duty under this Agreement without a prior written consent of the other party.

Article 21. Waiver

If either Party fails to perform any of its obligations hereunder and the other Party fails to enforce the provisions relating thereto, such Party’s failure to enforce the Agreement shall not prevent its later enforcement nor shall the waiver by either Party of any provision hereof be taken or held to be a waiver of the provisions themselves.

Article 22. Amendment

No modification or amendment of this Agreement shall be binding upon either Party unless made in writing and executed by an authorized representative of each Party to this Agreement.

Article 23. Entire Agreement

This Agreement including, but not limited to the appendix attached hereto constitutes the entire agreement between the Parties hereto relating to the subject matter and supersedes any and all prior oral and written negotiations, commitment, understandings, agreements and contracts between the parties.

IN WITNESS WHEREOF, the parties hereto have caused there duly authorized representatives to execute this Agreement as of the day and year first above written.

	SAMSUNG		DISTRIBUTOR

BY	/s/ MR. JAE WOO KIM	BY	/s/ Mr. Yang Chung Lun
MR. JAE WOO KIM		Mr. Yang Chung Lun
Title: President		Title: Chairman

DATE		DATE